EXHIBIT 15.1

July 29, 2022

To the Shareholders and Board of Directors of Bath & Body Works, Inc.

We are aware of the incorporation by reference in the prospectus supplement to the registration statement on Form S-3 (No. 333-263720) of Bath & Body Works, Inc. for the rescission offer of up to 136,380 shares of its common stock of our report dated June 2, 2022, relating to the unaudited consolidated interim financial statements of Bath & Body Works, Inc. that are included in its Form 10-Q for the quarter ended April 30, 2022.

/s/ Ernst & Young LLP

Grandview Heights, Ohio